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                                                                   Exhibit 10.4

                               AGREEMENT AND PLAN

                                   OF MERGER

                                  BY AND AMONG

                              ECHAPMAN.COM, INC.,

                          CCMH MERGER SUBSIDIARY, INC.

                                      AND

                   CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC.



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
                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                               --------
ARTICLE I....................................................................      1
  SECTION 1.1.   THE MERGER..................................................      1
  SECTION 1.2.   EFFECTIVE TIME OF THE MERGER................................      1
ARTICLE II...................................................................      2
  SECTION 2.1.   CHARTER.....................................................      2
  SECTION 2.2.   BY-LAWS.....................................................      2
  SECTION 2.3.   EFFECT OF THE MERGER........................................      2
  SECTION 2.4.   DIRECTORS...................................................      2
  SECTION 2.5.   OFFICERS....................................................      2
ARTICLE III..................................................................      3
  SECTION 3.1.   CONVERSION OF CCMH SHARES IN THE MERGER.....................      3
  SECTION 3.2.   CONSIDERATION...............................................      4
  SECTION 3.3.   EXCHANGE OF CERTIFICATES....................................      4
  SECTION 3.4.   NO FRACTIONAL SECURITIES....................................      6
  SECTION 3.5.   CLOSING.....................................................      6
  SECTION 3.6.   CLOSING OF CCMH'S TRANSFER BOOKS............................      7
ARTICLE IV...................................................................      7
  SECTION 4.1.   ORGANIZATION................................................      7
  SECTION 4.2.   CAPITALIZATION..............................................      7
  SECTION 4.2.   AUTHORITY; NON-CONTRAVENTION; APPROVALS.....................      8
  SECTION 4.4.   ABSENCE OF UNDISCLOSED LIABILITIES..........................      9
  SECTION 4.5.   ABSENCE OF LITIGATION.......................................      9
  SECTION 4.6.   REGISTRATION STATEMENT AND PROXY STATEMENT..................      9
  SECTION 4.7.   COMPLIANCE WITH AGREEMENTS..................................     10
  SECTION 4.8.   ECHAPMAN STOCKHOLDERS' APPROVAL.............................     10
  SECTION 4.9.   BROKERS AND FINDERS.........................................     10
  SECTION 4.10.  CHAPMAN CAPITAL MANAGEMENT HOLDINGS, INC....................     10
  SECTION 4.11.  ANTI-TAKEOVER STATUTES......................................     11
ARTICLE V....................................................................     11
  SECTION 5.1.   ORGANIZATION AND QUALIFICATION..............................     11
  SECTION 5.2.   CAPITALIZATION..............................................     11
  SECTION 5.3.   SUBSIDIARIES................................................     12
  SECTION 5.4.   AUTHORITY; NON-CONTRAVENTION; APPROVALS.....................     12
  SECTION 5.5.   SECURITIES REPORTS AND FINANCIAL STATEMENTS.................     13
  SECTION 5.6.   ABSENCE OF UNDISCLOSED LIABILITIES..........................     14
  SECTION 5.7.   ABSENCE OF CERTAIN CHANGES OR EVENTS........................     14
  SECTION 5.8.   ABSENCE OF LITIGATION.......................................     14
  SECTION 5.9.   REGISTRATION STATEMENT AND PROXY STATEMENT..................     15
  SECTION 5.10.  NO VIOLATION OF LAW.........................................     15
  SECTION 5.11.  COMPLIANCE WITH AGREEMENTS..................................     15
  SECTION 5.12.  TAXES.......................................................     16
  SECTION 5.13.  EMPLOYEE BENEFITS PLANS; ERISA..............................     16
  SECTION 5.14.  LABOR CONTROVERSIES.........................................     18
  SECTION 5.15.  TITLE TO ASSETS.............................................     18
  SECTION 5.16.  CCMH STOCKHOLDERS' APPROVAL.................................     19
  SECTION 5.17.  TRADEMARKS AND INTELLECTUAL PROPERTY COMPLIANCE.............     19
  SECTION 5.18.  MATERIAL AGREEMENTS.........................................     19
  SECTION 5.19.  INSURANCE...................................................     19

                                                                                 PAGE
                                                                               --------
  SECTION 5.20.  BROKERS AND FINDERS.........................................     19
  SECTION 5.21.  CERTAIN TRANSACTIONS........................................     19
  SECTION 5.22.  OPINION OF FINANCIAL ADVISOR................................     20
  SECTION 5.22.  ANTI-TAKEOVER STATUTES......................................     20
ARTICLE VI...................................................................     20
  SECTION 6.1.   CONDUCT OF BUSINESS BY CCMH PENDING THE MERGER..............     20
  SECTION 6.2.   CONDUCT OF BUSINESS BY ECHAPMAN PENDING THE MERGER..........     22
  SECTION 6.3.   CONTROL OF CCMH'S OPERATIONS................................     22
  SECTION 6.4.   CONTROL OF ECHAPMAN'S OPERATIONS............................     22
  SECTION 6.5.   ACQUISITION TRANSACTIONS....................................     23
ARTICLE VII..................................................................     23
  SECTION 7.1.   ACCESS TO INFORMATION.......................................     24
  SECTION 7.2.   STOCKHOLDERS' APPROVAL......................................     24
  SECTION 7.3.   AFFILIATES OF CCMH..........................................     24
  SECTION 7.4.   EXPENSES AND FEES...........................................     25
  SECTION 7.5.   AGREEMENT TO COOPERATE......................................     25
  SECTION 7.6.   PUBLIC STATEMENTS...........................................     25
  SECTION 7.7.   NOTIFICATION OF CERTAIN MATTERS.............................     26
  SECTION 7.8.   PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT.......     26
  SECTION 7.9.   TAX-FREE TREATMENT OF MERGER................................     26
  SECTION 7.10.  DIRECTORS' AND OFFICERS' INDEMNIFICATION....................     26
  SECTION 7.11.  AMENDMENT TO CHI MERGER AGREEMENT...........................     27
ARTICLE VIII.................................................................     28
  SECTION 8.1.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                 MERGER......................................................     28
  SECTION 8.2.   ADDITIONAL CONDITIONS TO OBLIGATION OF CCMH TO EFFECT THE
                 MERGER......................................................     29
  SECTION 8.3.   ADDITIONAL CONDITIONS TO OBLIGATIONS OF ECHAPMAN AND MERGER
                 SUBSIDIARY TO EFFECT THE MERGER.............................     30
ARTICLE IX...................................................................     30
  SECTION 9.1.   TERMINATION.................................................     30
  SECTION 9.2.   EFFECT OF TERMINATION.......................................     31
  SECTION 9.3.   AMENDMENT...................................................     31
  SECTION 9.4.   WAIVER......................................................     31
ARTICLE X....................................................................     31
  SECTION 10.1.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............     31
  SECTION 10.2.  NOTICES.....................................................     32
  SECTION 10.3.  INTERPRETATION..............................................     33
  SECTION 10.4.  MISCELLANEOUS...............................................     33
  SECTION 10.5.  COUNTERPARTS................................................     33
  SECTION 10.6.  PARTIES IN INTEREST.........................................     33
  SECTION 10.7.  EXHIBITS AND SCHEDULES......................................     33
  SECTION 10.8.  SEVERABILITY................................................     33
  SECTION 10.9.  DEFINITION OF KNOWLEDGE.....................................     34

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), made this 15(th) day of November, 1999, by and among EChapman.com, Inc., a Maryland corporation ("EChapman"), CCMH Merger Subsidiary, Inc., a Maryland corporation and wholly owned subsidiary of EChapman ("Merger Subsidiary"), and Chapman Capital Management Holdings, Inc., a Maryland corporation ("CCMH").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of EChapman and CCMH have each determined that the merger of CCMH with and into Merger Subsidiary (the "Merger") is consistent with and in furtherance of the long-term business strategy of EChapman and CCMH and subject to receipt of the fairness opinion referred to hereinafter is fair to, and in the best interests of, CCMH and its stockholders;

    WHEREAS, the respective Boards of Directors of EChapman, Merger Subsidiary and CCMH have each approved the Merger, upon the terms and subject to the conditions set forth herein; and

    WHEREAS, EChapman, Merger Subsidiary and CCMH intend to qualify the Merger as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Maryland General Corporation Law (the "MGCL"), CCMH shall be merged with and into Merger Subsidiary and the separate corporate existence of CCMH shall thereupon cease. Merger Subsidiary shall be the surviving corporation under the name Chapman Capital Management Holdings, Inc. in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Surviving Corporation will be governed by laws of the State of Maryland as a direct, wholly owned subsidiary of EChapman.

    SECTION 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in Articles of Merger, in a form mutually acceptable to EChapman and CCMH, to be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.5) of the transactions contemplated by this Agreement.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    SECTION 2.1. CHARTER. The Charter of Merger Subsidiary, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will change to Chapman Capital Management Holdings, Inc., shall be the Charter of the Surviving Corporation until duly amended in accordance with applicable law.

    SECTION 2.2. BY-LAWS. The By-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until duly amended in accordance with applicable law.

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
    SECTION 2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Subsidiary and CCMH shall vest in the Surviving Corporation, all debts, liabilities and duties of Merger Subsidiary and CCMH shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them, and the separate corporate existence of Merger Subsidiary with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth herein.

    SECTION 2.4. DIRECTORS. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified in accordance with the Charter and By-laws of the Surviving Corporation, or their earlier death, resignation or removal.

    SECTION 2.5. OFFICERS. The officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation.

                                  ARTICLE III
                              CONVERSION OF SHARES

    SECTION 3.1.  CONVERSION OF CCMH SHARES IN THE MERGER.  Subject to
Section 3.4 regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of CCMH's common stock, par value $0.001 per share ("CCMH Common Stock"):

        (a) Each share of CCMH Common Stock issued and outstanding immediately prior to the Effective Time, other than CCMH Common Stock owned by EChapman or Merger Subsidiary or owned by an Objecting Stockholder (as defined in Section 3.1(c)) shall be converted in accordance with Section 3.3 into the right to receive the Merger Consideration (as defined in Section 3.2).

        (b) Each share of CCMH Common Stock owned by EChapman or Merger Subsidiary (each a "Non-Converting Share") immediately prior to the Effective Time, if any, shall be cancelled and extinguished without conversion thereof into EChapman Shares (as defined in Section 3.2(a)) or payment therefor.

        (c) Any holder (an "Objecting Stockholder") of CCMH Common Stock ("Objecting Shares") who files with CCMH a written objection to the proposed Merger at or before the stockholders' meeting at which the proposed Merger will be considered, whose shares are not voted in favor of the approval of the Merger at the meeting of CCMH stockholders at which the Merger is approved, and who, within twenty (20) days after the Effective Time (which time will be set forth in a notice provided to any such stockholder by EChapman and Merger Subsidiary by certified mail, return receipt requested pursuant to Section 3-207(b) of the MGCL), makes a written demand upon Merger Subsidiary for payment for such Objecting Shares, accompanied by a surrender of the certificates for such Objecting Shares, all pursuant to the provisions of Title 3, Subtitle 2 of the MGCL, or any successor statute thereto, shall be entitled to receive from Merger Subsidiary in cash the fair value of such Objecting Shares determined in accordance with the aforesaid provisions of the MGCL, or any successor statute thereto. The amount paid to any Objecting Stockholder shall be debited against the capital accounts of Merger Subsidiary. If any Objecting Stockholder objects to the Merger and demands payment in cash for his Objecting Shares as aforesaid, EChapman shall pay to Merger Subsidiary, as a contribution to its capital, cash

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
    at a price per share equal to the price per share paid by Merger Subsidiary to such Objecting Stockholder.

        (d) Each unexpired option to purchase CCMH Common Stock ("CCMH Options") that is outstanding at the Effective Time shall be converted into an option to purchase the number of EChapman Shares (as defined in Section 3.2) equal to the number of shares of CCMH Common Stock which could be acquired upon the exercise of such CCMH Options multiplied by the Exchange Ratio (as defined in Section 3.2), at an exercise price per share equal to the per share exercise price of such CCMH Options divided by the Exchange Ratio rounded to the nearest whole cent and in any case an amount which, is not less than the par value, if any, of EChapman Shares (the "Exchanged Options"). EChapman shall maintain sufficient authorized shares of stock to issue EChapman Shares that will become issuable upon the exercise of the Exchanged Options.

        (e) At the Effective Time, each issued and outstanding share of common stock, par value $.001 per share, of Merger Subsidiary shall remain outstanding.

        (f) No share of CCMH Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 3.1 after the Effective Time unless specified by applicable provisions of the MGCL.

    SECTION 3.2.  CONSIDERATION.

        (a) The consideration to be issued to each holder of CCMH Common Stock in the Merger ("Merger Consideration") will be that number of shares of EChapman common stock, par value $0.001 per share ("EChapman Shares"), which is determined by multiplying the Exchange Ratio (as defined below) by the number of shares of CCMH Common Stock held by such holder of CCMH Common Stock on the Closing Date (as defined in Section 3.5). The "Exchange Ratio" shall equal 2.23363 EChapman Shares for each share of CCMH Common Stock.

        (b) No fractional EChapman Shares shall be issued, and, in lieu thereof, a Fractional Share Payment shall be made (as defined in Section 3.4).

        (c) The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change (other than pursuant to exercises of outstanding options) in the number of EChapman Shares or CCMH Common Stock outstanding prior to Closing.

    SECTION 3.3.  EXCHANGE OF CERTIFICATES.

        (a) Except as otherwise provided in Section 3.1(c) or by the MGCL, from and after the Effective Time, all CCMH Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing shares of CCMH Common Stock shall cease to have any rights with respect thereto, except the right to receive in exchange therefor, upon surrender thereof to a bank or trust company designated by EChapman and acceptable to CCMH (the "Exchange Agent"), a certificate representing EChapman Shares to which such holder is entitled pursuant to Section 3.1 plus the Fractional Share Payment. Notwithstanding any other provision of this Agreement, until holders or transferees of certificates theretofore representing shares of CCMH Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions declared or made after the Effective Time with respect to EChapman Shares with a record date after the Effective Time shall be paid with respect to any EChapman Shares represented by such certificates and no Fractional Share Payment shall be made. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of CCMH Common Stock, there shall be paid to the holder of such certificate by EChapman without interest, (i) promptly, the amount of any Fractional Share Payment with respect to a fractional EChapman Share to which such holder is entitled, (ii) except as provided in (iii), below, the amount of dividends or other distributions

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
    (without interest) with a record date after the Effective Time which theretofore became payable with respect to whole EChapman Shares, and
    (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole EChapman Shares.

        (b) If any EChapman Shares are to be issued in a name other than that in which the certificate for shares of CCMH Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall have paid to EChapman or the Exchange Agent any applicable transfer or other taxes required by reason of such issuance.

        (c) As of the Effective Time, EChapman shall deposit, or cause to be deposited, with the Exchange Agent, for the account of Merger Subsidiary, the number of EChapman Shares required to effect the exchanges referred to in paragraph (a) above, and cash for purposes of the Fractional Share Payment. EChapman shall thereafter from time to time deposit, or cause to be deposited, with the Exchange Agent cash for payment of any dividend or distributions in respect of such EChapman Shares with a record date after the Effective Time.

        (d) As soon as reasonably practicable after the Effective Time, EChapman or the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CCMH Common Stock (the "CCMH Certificates"), whose shares were converted into the right to receive EChapman Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to CCMH Certificates shall pass, only upon delivery of CCMH Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of CCMH Certificates in exchange for EChapman Shares. Upon surrender of a CCMH Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such CCMH Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole EChapman Shares into which the shares of CCMH Common Stock theretofore represented by CCMH Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1, and CCMH Certificates so surrendered shall be cancelled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of CCMH Common Stock for any EChapman Shares or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) Promptly following the date which is six (6) months after the Effective Time, EChapman or the Surviving Corporation shall cause the Exchange Agent to deliver to EChapman all certificates, property and other documents in its possession relating to the transactions described in this Agreement. Thereafter, each holder of a CCMH Certificate may surrender such CCMH Certificate to EChapman and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor a certificate representing EChapman Shares to which such person is entitled, any dividends or distributions with respect to the EChapman Shares and any Fractional Share Payment, in each case without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, EChapman, Merger Subsidiary, or the Surviving Corporation shall be liable to a holder of CCMH Common Stock for any EChapman Shares delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

        (f) In the event any CCMH Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CCMH Certificate to be lost, stolen or destroyed, and the posting of a bond by such person in such amount as EChapman may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such CCMH Certificate, the Exchange Agent, EChapman or the Surviving Corporation, as the case may be, shall issue in exchange for such lost, stolen or destroyed CCMH Certificate, a certificate representing the proper number of EChapman Shares deliverable in respect thereof determined in accordance with this Section 3.3, and cash for the Fractional Share Payment and any other dividends or distributions in respect of EChapman Shares with a record date after the Effective Time.

    SECTION 3.4. NO FRACTIONAL SECURITIES. No fractional EChapman Shares shall be issued in the Merger and no stock dividend, stock split or interest shall relate to any fractional security, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of CCMH Common Stock, who would otherwise have been entitled to receive a certificate representing a fractional EChapman Share upon surrender of CCMH Certificates for exchange pursuant to this Article III, shall be entitled to receive from the Exchange Agent a cash payment (the "Fractional Share Payment") equal to the product of the fractional share interest to which such holder would otherwise be entitled multiplied by $34.

    SECTION 3.5. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Venable, Baetjer and Howard, LLP, Suite 1800, 2 Hopkins Plaza, Baltimore, MD 21201, on the day of CCMH's Stockholders' Approval as such term is defined in
Section 7.2, below, or at such other time and place as EChapman and CCMH shall reasonably agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

    SECTION 3.6. CLOSING OF CCMH'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of CCMH shall be closed and no transfer of shares of CCMH Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. From and after the Effective Time, the holders of CCMH Certificates representing shares of CCMH Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of CCMH, except as otherwise provided herein or by law. If, after the Effective Time, subject to the terms and conditions of this Agreement, CCMH Certificates formerly representing CCMH Common Stock are presented to the Exchange Agent, EChapman or Surviving Corporation, as the case may be, they shall be cancelled and exchanged for certificates representing EChapman Shares and cash for the Fractional Share Payment and any other dividends or distributions in respect of EChapman Shares with a record date after the Effective Time in accordance with this Article III.

                                   ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF ECHAPMAN AND MERGER SUBSIDIARY

    EChapman and Merger Subsidiary each represent and warrant to CCMH as of the date hereof as follows:

    SECTION 4.1. ORGANIZATION. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland. EChapman is a corporation duly organized and validly existing and in good standing under the laws of the state of Maryland. Each of EChapman and Merger Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Neither EChapman nor Merger Subsidiary is in violation of any of the provisions of their respective charters or By-laws.

    SECTION 4.2.  CAPITALIZATION.

        (a) The authorized capital stock of EChapman consists of 50,000,000 shares of EChapman Shares, of which one share is outstanding. The issued and outstanding EChapman Share is, and all EChapman Shares to be issued at the Effective Time shall be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights granted by EChapman or by applicable law.

        (b) Except as set forth in this Agreement, the Affiliate Agreements (as defined in Section 7.3) and the CHI Merger Agreement (as defined in
    Section 4.10) and in connection with the EChapman Public Offering (as defined in Section 8.1(f)), there are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating EChapman or any subsidiary of EChapman to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of EChapman or obligating EChapman or any subsidiary of EChapman to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which EChapman or any subsidiary of EChapman is a party or is bound with respect to the voting of any shares of capital stock of EChapman and, to the knowledge of EChapman, there are no such trusts, proxies, agreements or understandings by, between or among any of EChapman's stockholders with respect to EChapman Shares.

        (c) The authorized capital stock of Merger Subsidiary consists of 20,000,000 shares of Merger Subsidiary Common Stock, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by EChapman. EChapman has no other direct or indirect subsidiaries, except CHI Merger Subsidiary, Inc. and CIHI Merger Subsidiary, Inc.

    SECTION 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

        (a) EChapman and Merger Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to EChapman Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of EChapman and Merger Subsidiary and by the sole stockholder of EChapman and Merger Subsidiary, and no other corporate proceedings on the part of EChapman or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by EChapman and Merger Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of EChapman and Merger Subsidiary, and, assuming the due authorization, execution and delivery hereof by CCMH, constitutes a valid and legally binding agreement of each of EChapman and Merger Subsidiary, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to
    (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and
    (ii) general equitable principles.

        (b) The execution and delivery of this Agreement by each of EChapman and Merger Subsidiary does not, and the performance of this Agreement and the transactions contemplated hereby by EChapman and Merger Subsidiary shall not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of EChapman or Merger Subsidiary, under any of the terms, conditions or provisions of (i) the respective charters and By-laws of EChapman or Merger Subsidiary, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority, domestic or foreign, applicable to EChapman or Merger Subsidiary or any of their respective properties or assets, or
    (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which EChapman or Merger Subsidiary is now a party or by which EChapman or

    Merger Subsidiary or any of their respective properties or assets may be bound. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses
    (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of EChapman and Merger Subsidiary, taken as a whole (an "EChapman Material Adverse Effect").

        (c) Except for (i) the filing of the Registration Statement (as defined in Section 4.6) with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities and any other required filings in other jurisdictions to register or exempt EChapman Shares issuable pursuant hereto, and (ii) the making of the Merger Filing with the SDAT in connection with the Merger (collectively referred to as the "EChapman Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority, domestic or foreign, is necessary for the execution and delivery of this Agreement by EChapman or Merger Subsidiary or the consummation by EChapman or Merger Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a EChapman Material Adverse Effect, or affect Merger Subsidiary's ability to consummate the Merger.

    SECTION 4.4. ABSENCE OF UNDISCLOSED LIABILITIES. Neither EChapman nor Merger Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities that were incurred in the ordinary course of business and that will not have an EChapman Material Adverse Effect.

    SECTION 4.5. ABSENCE OF LITIGATION. There is no claim of any kind, suit, action, proceeding, litigation, arbitration, investigation or controversy affecting EChapman or Merger Subsidiary pending or, to the knowledge of EChapman, threatened and neither EChapman nor any of its subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any governmental entity or authority, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

    SECTION 4.6. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by EChapman for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by EChapman and CCMH in connection with the Merger for the purpose of registering EChapman Shares and Exchanged Options to be issued in connection with the Merger (the "Registration Statement"), or (b) the proxy statement to be distributed in connection with CCMH's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the meeting of stockholders of CCMH to be held in connection with the transactions contemplated by this Agreement, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement/ Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by EChapman with respect to information supplied by CCMH for inclusion therein.

    SECTION 4.7. COMPLIANCE WITH AGREEMENTS. EChapman and Merger Subsidiary are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under
(a) their respective charters or By-Laws; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which EChapman or Merger Subsidiary is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of clause (b) of this
Section 4.11, would have, in the aggregate, a EChapman Material Adverse Effect.

    SECTION 4.8. EChapman Stockholders' Approval. The affirmative vote of the holders of a majority of the outstanding shares of EChapman Shares entitled to vote is not necessary to approve the transactions contemplated by this Agreement.

    SECTION 4.9. BROKERS AND FINDERS. Neither EChapman nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby.

    SECTION 4.10. CHAPMAN HOLDINGS, INC. The representations and warranties of Chapman Holdings, Inc. set forth in Article V of the Agreement and Plan of Merger dated as of the date of this Agreement (the "CHI Merger Agreement") by and between Chapman Holdings, Inc., CHI Merger Subsidiary, Inc. and EChapman are true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement is true and correct in all respects).

    SECTION 4.11. ANTI-TAKEOVER STATUTES The provisions of Section 3-601 et seq. (Special Voting Requirements) and Section 3-701 et seq. (Voting Rights of Certain Control Shares) of the MGCL do not apply with respect to EChapman or Merger Subsidiary in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF CCMH

    CCMH represents and warrants to EChapman as of the date hereof as follows:

    SECTION 5.1. ORGANIZATION AND QUALIFICATION. CCMH is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. CCMH is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of CCMH and its subsidiaries, taken as a whole (a "CCMH Material Adverse Effect"). CCMH is not in violation of any of the provisions of its charter or By-Laws.

    SECTION 5.2. CAPITALIZATION.

    (a) The authorized capital stock of CCMH consists of 20 million shares of CCMH Common Stock, of which 3,351,334 shares are issued and outstanding. All of the issued and outstanding shares of CCMH's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights granted by CCMH or by applicable law.

    (b) Except as disclosed in CCMH SEC Reports (as defined in Section 5.5) and in the CCMH minute book, as of the date hereof, there are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating CCMH or any subsidiary of CCMH to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CCMH or obligating CCMH or any subsidiary of CCMH to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which CCMH or any subsidiary of CCMH is a party or is bound with respect to the voting of any shares of capital stock of CCMH and, to the knowledge of CCMH, there are no such trusts, proxies, agreements or understandings by, between or among any of CCMH's stockholders with respect to CCMH Common Stock.

    SECTION 5.3. SUBSIDIARIES. Except as disclosed in CCMH SEC Reports (as defined in Section 5.5), CCMH has no subsidiaries. Each direct and indirect subsidiary of CCMH is duly organized, validly existing and in good standing, where applicable, under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where any failure would not have a CCMH Material Adverse Effect. Each subsidiary of CCMH is qualified to do business, and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a CCMH Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of CCMH have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are beneficially owned directly or indirectly by CCMH, free and clear of any liens, claims or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of CCMH, including any right of conversion or exchange under any outstanding security, instrument or agreement.

    SECTION 5.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

    (a) CCMH has full corporate power and authority to enter into this Agreement and, subject to CCMH Stockholders' Approval (as defined in Section 7.2 and CCMH Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of CCMH, and no other corporate proceedings on the part of CCMH are necessary to authorize the execution and delivery of this Agreement or, except for CCMH Stockholders' Approval, the consummation by CCMH of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CCMH, and, assuming the due authorization, execution and delivery hereof by EChapman and Merger Subsidiary, constitutes a valid and legally binding agreement of CCMH, enforceable against CCMH in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

    (b) The execution and delivery of this Agreement by CCMH does not, and the performance of this Agreement and the transactions contemplated hereby by CCMH shall not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of CCMH or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or By-laws of CCMH or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to CCMH or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CCMH or any of its subsidiaries is now a party or by which CCMH or any of its subsidiaries or any of their respective properties or assets may be bound. The consummation by CCMH of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) CCMH Required Statutory Approvals and CCMH Stockholders' Approval, and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective
Time) consents required from lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a CCMH Material Adverse Effect.

    (c) Except for (i) the filing of the Registration Statement with the SEC pursuant to the Securities Act and the Exchange Act and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (ii) the making of the Merger Filing with the SDAT of the State of Maryland in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) above are collectively referred to as the "CCMH Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by CCMH or the consummation by CCMH of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a CCMH Material Adverse Effect.

    SECTION 5.5. SECURITIES REPORTS AND FINANCIAL STATEMENTS. Since
December 31, 1998, CCMH has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder (collectively, the "CCMH SEC Reports"). As of their respective dates, CCMH SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of CCMH included in such reports (collectively, the "CCMH Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of CCMH and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

    SECTION 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in CCMH SEC Reports, neither CCMH nor any of its subsidiaries had at December 31, 1998, nor has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except:
(a) liabilities, obligations or contingencies (i) which are accrued or reserved against in CCMH Financial Statements or reflected in the notes thereto, or
(ii) which were incurred after December 31, 1998 and were incurred in the ordinary course of business and consistent with past practices;
(b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a CCMH Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of CCMH and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the normal course of business.

    SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in CCMH SEC Reports since December 31, 1998, CCMH and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and since December 31, 1998, there has not been
(a) any change in the financial condition, results of operations or business of CCMH or any of its subsidiaries having, in the aggregate, a CCMH Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of CCMH or any of its subsidiaries having, in the aggregate, a CCMH Material Adverse Effect; (c) any change by CCMH in its accounting methods, principles or practices; (d) any revaluation by CCMH of any of its material assets in any material respect; (e) any entry by CCMH or any of its subsidiaries into any commitment or transactions material to CCMH and its subsidiaries, taken as a whole; or (f) any declaration, setting aside or payment of any dividends or distributions in respect of shares of CCMH Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any subsidiary of CCMH.

    SECTION 5.8. ABSENCE OF LITIGATION. Except as disclosed in CCMH SEC Reports,
(a) there is no claim of any kind, suit, action, proceeding, litigation, arbitration, investigation or controversy affecting CCMH or any of its subsidiaries pending or, to the knowledge of CCMH, threatened; and (b) neither CCMH nor any of its subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any governmental entity or authority, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

    SECTION 5.9. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by CCMH or its subsidiaries for inclusion in (a) the Registration Statement, or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the meetings of stockholders of CCMH to be held in connection with the transactions contemplated by this Agreement, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement/Prospectus will comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by CCMH with respect to information supplied by EChapman for inclusion therein.

    SECTION 5.10. NO VIOLATION OF LAW. Except as disclosed in CCMH SEC Reports, neither CCMH nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment including, without limitation, any applicable environmental law, ordinance or regulation of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a CCMH Material Adverse Effect. CCMH and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "CCMH Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a CCMH Material Adverse Effect. CCMH and its subsidiaries are not in violation of the terms of any CCMH Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a CCMH Material Adverse Effect.

    SECTION 5.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in CCMH SEC Reports, CCMH and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under (a) the respective charters or By-laws of CCMH or any of its subsidiaries; or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which CCMH or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, would have, in the aggregate, a CCMH Material Adverse Effect.

    SECTION 5.12. TAXES. CCMH and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes due in connection with or with respect to the filing of such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate government proceedings and with respect to which CCMH is maintaining reserves adequate for their payment. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of CCMH's knowledge, threatening to assert against CCMH or any of its subsidiaries any deficiency or claim for additional Taxes. Neither CCMH nor any of its subsidiaries has been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of CCMH or any of its subsidiaries. Neither CCMH nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a CCMH Material Adverse Effect, taken as a whole, after the Effective Time. The accruals and reserves for Taxes reflected in the CCMH balance sheet reflected in the latest CCMH SEC Report are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. No agreements relating to allocating or sharing of Taxes exist among CCMH and its subsidiaries. Neither CCMH nor any of its subsidiaries is required to include in income either (i) any material amount in respect of any adjustment under Section 481 of the Code, or (ii) any material installment sale gain. Neither CCMH nor any of its subsidiaries has made an election under
Section 341(f) of the Code.

    SECTION 5.13. EMPLOYEE BENEFITS PLANS; ERISA.

    (a) Neither CCMH nor its subsidiaries has any obligation to create any material employee benefit plans, programs, arrangements and practices for employees (such plans, programs, arrangements and practices of CCMH and its subsidiaries being referred to as the "CCMH Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar material arrangements for the provision of benefits or to amend any such plan so as to increase benefits thereunder, except as required under the terms of CCMH Plans, under existing collective bargaining agreements or to comply with applicable law.

    (b) No member of CCMH's "controlled group," within the meaning of
Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five
(5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. None of the CCMH Plans obligates CCMH or any of its subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. None of CCMH Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of CCMH or any of its subsidiaries except as otherwise required with respect to health plan coverage in Section 4980B of the Code. Each of CCMH Plans is subject only to the laws of the United States or a political subdivision thereof.

    (c) Each CCMH Plan has been operated in all respects in accordance with the requirements of all applicable laws and all persons who participate in the operation of such CCMH Plans and all CCMH Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable laws, except where violations of such applicable laws would not, individually or in the aggregate, have a CCMH Material Adverse Effect, taken as a whole. CCMH and its subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and CCMH has no knowledge of any default or violation by any party to, any CCMH Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a CCMH Material Adverse Effect, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of CCMH, threatened with respect to any CCMH Plan (other than claims for benefits in the ordinary course) and, to the knowledge of CCMH, no fact or event exists that could give rise to any such action, suit or claim. Neither CCMH nor any of its subsidiaries has incurred any material liability to the Pension Benefit Guaranty Corporation (other than premiums payable to the Pension Benefit Guaranty Corporation in the ordinary course) or any material "withdrawal liability" within the meaning of Section 4201 of ERISA.

    (d) Each CCMH Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any CCMH Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of CCMH, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such CCMH Plan or the exempt status of any such trust. No trust maintained or contributed to by CCMH or any of its subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

    (e) To CCMH's knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any CCMH Plan.

CCMH and each of its subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of CCMH, no fact or event exists that could give rise to any such liability except for liability which singly or in the aggregate could not reasonably be expected to cause a CCMH Material Adverse Effect.

    (f) All contributions, premiums or payments required to be made with respect to any CCMH Plan have been made on or before their due dates.

    (g) The CCMH Minute Book sets forth a true and complete list of each current or former employee, officer or director of CCMH or any of its subsidiaries who holds any option to purchase CCMH Common Stock as of the date of this Agreement, together with the number of shares of CCMH Common Stock subject to such option, the date of grant of such option, the option price of such option, whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO") and the expiration date of such option. The CCMH Minute Book also sets forth the total number of such ISOs and such non-qualified options.

    (h) Neither CCMH nor any of its subsidiaries is a party to any employment, severance, consulting or other similar contracts with any employees, officers or directors of CCMH or any of its subsidiaries other than such contracts that are disclosed in CCMH SEC Reports. Neither CCMH nor any of its subsidiaries is a party to any collective bargaining agreements.

    SECTION 5.14. LABOR CONTROVERSIES. Except as set forth in the CCMH SEC Reports, (a) there are no material controversies pending or, to the knowledge of CCMH, threatened between CCMH or its subsidiaries and any representatives of any of their employees; (b) to the knowledge of CCMH, there are no material organizational efforts presently being made or threatened involving any of the presently unorganized employees of CCMH or its subsidiaries; (c) CCMH and its subsidiaries have, to the knowledge of CCMH, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, civil rights, administration of leave and rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the payment of social security and similar taxes; and (d) no person has, to the knowledge of CCMH, asserted that CCMH or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to cause a CCMH Material Adverse Effect.

    SECTION 5.15. TITLE TO ASSETS. CCMH and each of its subsidiaries has good and marketable title to all their respective properties and assets, real and personal, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (a) liens for Taxes not yet due and payable; (b) such imperfections in title and easements and encumbrances, if any, as are not material in character, amount or extent and do not materially and adversely affect the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair CCMH's present business operations; (c) as disclosed in CCMH SEC Reports; or
(d) mortgages incurred in the ordinary course of business, and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a CCMH Material Adverse Effect. All leases under which CCMH leases any material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults under such leases which in the aggregate will not have a CCMH Material Adverse Effect.

    SECTION 5.16. CCMH STOCKHOLDERS' APPROVAL. The affirmative vote of the holders of a majority of the outstanding shares of CCMH Common Stock entitled to vote is necessary to approve the transactions contemplated by this Agreement.

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
    SECTION 5.17. TRADEMARKS AND INTELLECTUAL PROPERTY COMPLIANCE. CCMH and its subsidiaries own or have the right to use all of their Intellectual Property Rights without any conflict with the rights of others, except for such conflicts that have not had and are not reasonably likely to have a CCMH Material Adverse Effect, and the consummation of the transactions contemplated hereby will not
alter or impair such rights in any material respect.   To the knowledge of CCMH,
no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims could reasonably be expected to have a CCMH Material Adverse Effect. To CCMH's knowledge, none of it or its subsidiaries' key technical personnel is in violation of any term of any employment agreement, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with it or its subsidiaries or any other party the result of which has had or is reasonably likely to have a CCMH Material Adverse Effect.

    SECTION 5.18. MATERIAL AGREEMENTS. CCMH has no material agreements other than those filed as exhibits to CCMH SEC Reports or which will be filed with the Registration Statement except for Support Agreement between CCMH and Nathan A. Chapman, Jr., dated November 12, 1999.

    SECTION 5.19. INSURANCE. Except to the extent there would be no CCMH Material Adverse Effect, to CCMH's knowledge, all of CCMH's and its subsidiaries' liability, theft, life, health, fire, title, worker's compensation and other forms of insurance, surety bonds and umbrella policies, insuring CCMH and its subsidiaries and their directors, officers, employees, independent contractors, properties, assets and businesses, are valid and in full force and effect (without any premium past due or pending notice of cancellation) and are, in the reasonable judgment of CCMH, adequate for the business of CCMH and its subsidiaries as now conducted, and there are no claims, singly or in the aggregate, in excess of the limitations of coverage set forth in such policies. The provision and/or reserves in CCMH Financial Statements are adequate for any and all self insurance programs maintained by CCMH or its subsidiaries.

    SECTION 5.20. BROKERS AND FINDERS. Neither CCMH nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that CCMH has retained Tucker Anthony Cleary Gull as its financial advisor.

    SECTION 5.21. CERTAIN TRANSACTIONS. Except as set forth in the CCMH SEC Reports, since December 31, 1998, none of the officers or directors of CCMH or of any of its subsidiaries, and, to CCMH's knowledge, none of their employees or the employees of any of its subsidiaries is a party to any transaction with it or any of its subsidiaries (other than for services as an employee, officer or director and other than transactions between it and one or more of its direct or indirect wholly owned subsidiaries or between such subsidiaries), including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, affiliate or employee, any member of the family of any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director or employee has a substantial interest or which is an affiliate of such officer, director or employee (a "CCMH Affiliated Transaction") other than transactions which would not have a CCMH Material Adverse Effect.

    SECTION 5.22. OPINION OF FINANCIAL ADVISOR. CCMH received the opinion of Tucker Anthony Cleary Gull, its financial advisor, dated November 11, 1999, to the effect that, as of such date, the transactions contemplated hereby are fair to its stockholders from a financial point of view.

    SECTION 5.23. ANTI-TAKEOVER STATUTES The provisions of Section 3-601 et seq. (Special Voting Requirements) and Section 3-701 et seq. (Voting Rights of Certain Control Shares) of the MGCL do not apply with respect to CCMHI in connection with the transactions contemplated by this Agreement.

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                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 6.1. CONDUCT OF BUSINESS BY CCMH PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless EChapman shall otherwise agree in writing, CCMH shall, and shall cause its subsidiaries to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not, except as necessary to consummate the transactions contemplated hereby, (i) amend or propose to amend their respective charters or By-laws,
(ii) split, combine or reclassify their outstanding capital stock, or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of CCMH;

    (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that CCMH may issue shares upon the exercise of CCMH Options outstanding on the date hereof;

    (d) not (i) incur or become contingently liable with respect to any material indebtedness for borrowed money other than (x) borrowings in the ordinary course of business not to exceed $100,000 or in other cases for amounts in excess of $100,000 which shall be on terms reasonably acceptable to EChapman, or
(y) borrowings to refinance existing indebtedness, in the ordinary course of business, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take or fail to take any action which action or failure would cause CCMH or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger, (iv) make any acquisition of any assets or businesses and expenditures for fixed or capital (in each case, after consultation with EChapman) or expenditures in the ordinary course of business which, in such cases of $100,000 or more, shall be on terms reasonably acceptable to EChapman, (v) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business which, in such cases involving $100,000 or more, shall be on terms reasonably acceptable to EChapman, or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (e) use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, vendors and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) confer on a regular and frequent basis with one or more representatives of EChapman to report operational matters of materiality and the general status of ongoing operations;

    (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees except in the ordinary course and consistent with past practice which shall be on terms acceptable to EChapman;

    (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree except as required to comply with changes in applicable law and increases in wages in the ordinary course and consistent with past practice for non-executive employees which, in such cases involving $25,000 or more, shall be on terms acceptable to EChapman;

    (i) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

    (j) not enter into any arrangement or transaction of the type described in
Section 5.21.

    SECTION 6.2. CONDUCT OF BUSINESS BY ECHAPMAN PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless CCMH shall otherwise agree in writing, EChapman shall, and shall cause Merger Subsidiary, to:

    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (b) not, except as necessary to consummate the transactions contemplated hereby, (i) amend or propose to amend their respective charters or By-laws,
(ii) split, combine or reclassify their outstanding capital stock, or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a subsidiary of EChapman and except for cash dividends in historic amounts payable in a manner consistent with past practices;

    (c) use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (d) confer on a regular and frequent basis with one or more representatives of CCMH to report operational matters of materiality and the general status of ongoing operations;

    (e) not enter into any arrangement or transaction of the type described in
Section 5.21.

    SECTION 6.3. CONTROL OF CCMH'S OPERATIONS. Nothing contained in this Agreement shall give to EChapman, directly or indirectly, rights to control or direct CCMH's operations prior to the Effective Time. Prior to the Effective Time, CCMH shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

    SECTION 6.4. CONTROL OF ECHAPMAN'S OPERATIONS. Nothing contained in this Agreement shall give to CCMH, directly or indirectly, rights to control or direct EChapman's operations prior to the Effective Time. Prior to the Effective Time, EChapman shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

    SECTION 6.5. ACQUISITION TRANSACTIONS.

    (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, CCMH shall not, and shall not permit any of its subsidiaries to, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) to acquire all or any substantial part of the business and properties of CCMH and its subsidiaries or more than fifty percent (50%) of the capital stock of CCMH and its subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof except for the transaction contemplated herein (any such transactions being referred to herein as "Acquisition Transactions"), or (ii) otherwise cooperate in any effort or attempt to initiate, solicit or seek an Acquisition Transaction.

    (b) Notwithstanding any other provision of this Agreement, in response to an unsolicited proposal or inquiry (or a proposal or inquiry arising from a general solicitation) with respect to an Acquisition Transaction and subject to the duties of CCMH's Board of Directors under applicable law, if such Acquisition Transaction is a tender offer subject to the provisions of Section 14(d) under the Exchange Act, CCMH's Board of Directors may take and disclose to CCMH's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

    (c) In the event CCMH shall receive any offer of an Acquisition Transaction, it shall (i) immediately inform EChapman of such offer, and (ii) furnish to EChapman the identity of the proponent of such offer and, unless the Board of Directors of CCMH concludes that such disclosure is inconsistent with its duties under applicable law, a description of the material terms thereof.

    (d) CCMH may terminate this Agreement, withdraw, modify or not make its recommendations referred to in Section 7.2, and enter into a definitive agreement for an Acquisition Transaction if, but only if, (i) the Board of Directors of CCMH shall have consulted with legal counsel concerning its obligations under applicable law and (ii) CCMH shall have determined in good faith after consultation with the independent financial advisors of CCMH that such Acquisition Transaction would be more favorable to CCMH's stockholders from a financial point of view than the Merger, and (iii) the Board of Directors of CCMH shall conclude in good faith that such action is necessary in order for the Board of Directors of CCMH to act in a manner that is consistent with its obligations under applicable law.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.1. ACCESS TO INFORMATION. From and after the date hereof, each party shall furnish promptly to one another a copy of each report and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or which may have a material effect on their respective businesses, properties or personnel, and work papers of their respective accountants and other information or copies of such documentation and access to senior management personnel as reasonably deemed necessary by the requesting party's respective accountants, legal counsel or financial advisors to complete the Proxy Statement/Prospectus and Registration Statement, and the opinion referred to in Section 8.2(d) below. EChapman and its subsidiaries shall hold and shall use their commercially reasonable efforts to cause EChapman's representatives to hold, and CCMH and its subsidiaries shall hold and shall use their commercially reasonable efforts to cause CCMH's representatives to hold, in strict confidence all non-public documents and information furnished to EChapman and Merger Subsidiary or to CCMH, as the case may be, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing (i) EChapman and CCMH may disclose such information as may be necessary in connection with seeking EChapman Required Statutory Approvals, CCMH Required Statutory Approvals and CCMH Stockholders' Approval (as defined in
Section 7.2 below), and (ii) each of EChapman, Merger Subsidiary and CCMH may disclose any information that it is required by law or judicial or administrative order to disclose.

    SECTION 7.2. STOCKHOLDERS' APPROVAL. Subject to the duties of the Board of Directors of CCMH under applicable law, CCMH shall, as promptly as practicable, submit the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the duties of the Board of Directors of CCMH under applicable law, shall use its commercially reasonable efforts to obtain stockholder approval and adoption (the "CCMH Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of the stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. CCMH shall, through its Board of Directors, but subject to the duties of the members thereof under applicable law, recommend to its stockholders approval of the transactions contemplated by this Agreement. CCMH acknowledges and agrees: (i) that a breach of its covenant contained in this Section 7.2 to convene a meeting of its stockholders and call for a vote with respect to the approval of this Agreement and the Merger will result in irreparable harm to EChapman which will not be compensable in money damages, and (ii) that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to EChapman for a breach of such covenant.

    SECTION 7.3. AFFILIATES OF CCMH. Within 30 days after the date of this
Agreement: (i) CCMH shall deliver to EChapman a letter identifying all persons who may be deemed affiliates of CCMH under Rule 145 of the Securities Act
("Rule 145"), including, without limitation, all directors and executive officers of CCMH; (ii) CCMH shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws; (iii) the persons identified in such letter shall each execute a Memorandum to Persons Deemed to be Affiliated Persons of Chapman Capital Management Holdings, Inc. in such form as is acceptable to EChapman (the "145 Memorandum"); and
(iv) Nathan A. Chapman, Jr. shall execute a Support Agreement in such form as is acceptable to EChapman (the 145 Memorandum and the Support Agreement are collectively referred to herein as the "Affiliate Agreements").

    SECTION 7.4. EXPENSES AND FEES. Each party hereto agrees to bear its own expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, except:

    (a) CCMH shall pay and be responsible for all fees and expenses incurred in connection with the printing, filing and mailing of the Proxy
Statement/Prospectus; and

    (b) If CCMH (i) fails to fulfill its obligations as set forth in
Section 6.5(a)-(c) or (ii) terminates this Agreement pursuant to
Section 6.5(d), CCMH shall pay to EChapman the sum of $3.0 million in lieu of any other payments or penalties or the reimbursement of expenses incurred by EChapman.

    SECTION 7.5. AGREEMENT TO COOPERATE.

    (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

    (b) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, EChapman shall have the right, at its own expense, to participate therein, and CCMH will not settle any such litigation without the consent of EChapman, which consent will not be unreasonably withheld.

    SECTION 7.6. PUBLIC STATEMENTS. The parties (i) shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and
(ii) shall not issue any such press release or written public statement prior to such consultation, except as may be required by law and applicable listing requirements.

    SECTION 7.7. NOTIFICATION OF CERTAIN MATTERS. Each of CCMH, EChapman and Merger Subsidiary agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy
(i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 7.8. PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, EChapman and CCMH shall prepare and file with the SEC a Proxy
Statement/Prospectus and Registration Statement on Form S-4 relating to the approval of the Merger by the stockholders of CCMH and shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

    (b) Prior to the date of approval of the Merger by CCMH's stockholders, each of CCMH, EChapman and Merger Subsidiary shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/ Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/ Prospectus as so corrected to be disseminated to the stockholders of CCMH and EChapman, in each case to the extent required by applicable law.

    SECTION 7.9. TAX-FREE TREATMENT OF MERGER. EChapman and CCMH shall each use its commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization for federal, state and foreign income tax purposes and agree that this Agreement shall serve as the Plan of Reorganization therefor.

    SECTION 7.10. DIRECTORS' AND OFFICERS' INDEMNIFICATION.

    (a) The Surviving Corporation shall maintain in full force and observe any liability, exculpation or indemnification provision (including payment or advance of expenses) now existing in the Charter or By-laws of CCMH for the benefit of any individual who served as a director or officer of CCMH at any time prior to the Effective Time.

    (b) For a period of six years from and after the Effective Time, the Surviving Corporation and EChapman shall indemnify, defend and hold harmless each individual who served as a director, or officer of CCMH or any of its subsidiaries (the "Indemnified Parties") at any time prior to the Effective Time from and against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party which approval shall not be unreasonably withheld (net of any insurance proceeds obtained by the Indemnified Parties) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time ("Indemnified Liabilities) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the MGCL to indemnify its own directors and officers, as the case may be (and the Surviving Corporation and EChapman will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (x) the Indemnified Parties may retain counsel satisfactory to them and the CCMH (or them and the Surviving Corporation and EChapman after the Effective Time), (y) CCMH (or after the Effective Time, the Surviving Corporation and EChapman) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (z) the Company (or after the Effective Time, the Surviving Corporation and EChapman) will use all commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that neither CCMH nor the Surviving Corporation or EChapman shall be liable for any settlement of any claim effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the CCMH or, after the Effective Time, the Surviving Corporation or EChapman (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.10 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (c) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

    SECTION 7.11. AMENDMENT TO CHI MERGER AGREEMENT. Without the consent of CCMH, EChapman will not consent to any material amendment to the CHI Merger Agreement.

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
                                  ARTICLE VIII

                                   CONDITIONS

    SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. Unless waived by the parties, the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) this Agreement and the transactions contemplated hereby, as appropriate, shall have been approved and adopted by the requisite vote of the stockholders of CCMH under applicable law and applicable listing requirements;

    (b) the Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall, on or prior to the Effective Time, have been instituted or, to the knowledge of EChapman or CCMH, threatened by the SEC.

    (c) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted);

    (d) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

    (e) all material governmental waivers, consents, orders and approvals, legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time;

    (f) EChapman shall have completed a public offering (pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force) of EChapman Shares in which (i) EChapman receives gross proceeds of no less than Twenty Million dollars ($20,000,000), and (ii) the price paid by the public for such shares reflects a preoffering valuation of EChapman of no less than Eighty Million Dollars ($80,000,000.00) (the "EChapman Public Offering"); and

    (g) The transactions contemplated by the CHI Merger Agreement shall have closed; and

    (h) CCMH shall have received from Tucker Anthony Cleary Gull an updated opinion reasonably acceptable to CCMH, dated as of the date on or about which the Proxy Statement/Prospectus is first distributed to the stockholders of CCMH, to the effect that the consideration to be received by the stockholders of CCMH in the Merger is fair, from a financial point of view, to the holders of CCMH Common Stock, and such opinion shall not have been withdrawn as of the Closing Date; and

    SECTION 8.2. ADDITIONAL CONDITIONS TO OBLIGATION OF CCMH TO EFFECT THE MERGER. Unless waived by CCMH, the obligation of CCMH to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

    (a) EChapman and Merger Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of EChapman and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain

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
true and correct as of such date), as if made at and as of such date, and CCMH shall have received a Certificate of the Chairman of the Board and the President of EChapman and Merger Subsidiary to that effect;

    (b) Chapman Holdings, Inc. and CHI Merger Subsidiary, Inc. shall have performed in all material respects their agreements contained in the CHI Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Chapman Holdings, Inc. and CHI Merger Subsidiary, Inc. contained in the CHI Merger Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), as if made at and as of such date, and CCMH shall have received a Certificate of the Chairman of the Board and the President of EChapman to that effect;

    (c) from the date hereof to the Closing Date, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, an EChapman Material Adverse Effect, taken as a whole; and

    (d) CCMH shall have received an opinion from the law firm of Venable, Baetjer and Howard, LLP, dated the Closing Date, to the effect that the Merger should be treated as a tax-free reorganization for federal and state income tax purposes.

    SECTION 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF EChapman and Merger Subsidiary to Effect the Merger. Unless waived by EChapman and Merger Subsidiary, the obligations of EChapman and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

    (a) CCMH shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CCMH contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), as if made at and as of such date, and EChapman shall have received a Certificate of the Chairman of the Board and President of CCMH to that effect;

    (b) the Affiliate Agreements required to be delivered to EChapman pursuant to Section 7.3 shall have been furnished as required by Section 7.3; and

    (c) from the date hereof to the Closing Date, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a CCMH Material Adverse Effect, taken as a whole.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1. TERMINATION. This Agreement may be terminated by the mutual consent of the parties, or at any time prior to the Closing Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of CCMH, as follows:

    (a) CCMH shall have the right to terminate this Agreement;

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
        (i) if the Merger is not completed by June 30, 2000 other than on account of delay or default on the part of CCMH;

        (ii) if the Merger or the transactions set forth in the CHI Merger Agreement are enjoined by a final, unappealable court order not entered at the request or with the support of CCMH or any of their affiliates or associates;

        (iii) if the terms and conditions of Section 6.5(d) and Section 7.4(b) are satisfied; or

        (iv) if CCMH's stockholders' vote is not sufficient to approve the transactions contemplated by this Agreement.

    (b) EChapman shall have the right to terminate this Agreement;

        (i) if the Merger is not completed by June 30, 2000 other than on account of delay or default on the part of EChapman;

        (ii) if the Merger or the transactions set forth in the CHI Merger Agreement are enjoined by a final, unappealable court order; or

        (iii) if CCMH's stockholders' vote is not sufficient to approve the transactions contemplated by this Agreement.

    SECTION 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either EChapman or CCMH as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of CCMH, EChapman, Merger Subsidiary, or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.1, 7.4 and 7.6, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

    SECTION 9.3. AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

    SECTION 9.4. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any part hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

    SECTION 10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.The representations and warranties contained in Articles IV and V of this Agreement shall not survive the Merger, and after effectiveness of the Merger, CCMH, EChapman, Merger Subsidiary or their respective officers or directors shall have no further obligation with respect thereto. The covenants and agreements set forth in this Agreement shall survive the Merger.

    SECTION 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to EChapman or Merger Subsidiary to:

       EChapman.com, Inc.
       World Trade Center--Baltimore
       28(th) Floor
       401 East Pratt Street
       Baltimore, MD 21202
       Attention: Nathan A. Chapman, Jr.

    with a copy to:

       Venable, Baetjer and Howard, LLP
       Suite 1800
       2 Hopkins Plaza
       Baltimore, MD 21201
       Attention: Elizabeth R. Hughes, Esq.

    (b) If to CCMH, to:

       Chapman Capital Management Holdings, Inc.
       World Trade Center--Baltimore
       28(th) Floor
       401 East Pratt Street
       Baltimore, MD 21202
       Attention: Robert Wallace
                Theron Stokes

    with a copy to:

       Ballard Spahr Andrews & Ingersoll, LLP
       300 E. Lombard Street
       Suite 1900
       Baltimore, MD 21202
       Attention: James J. Hanks, Jr., Esq.

    SECTION 10.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (i) the words "herein," "hereof" and "hereunder" and other words of similar impact refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

    SECTION 10.4. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(b) is not intended to confer upon any other person any rights or remedies hereunder except for rights of indemnified parties under Section 7.10, and
(c) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF

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
MARYLAND APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

    SECTION 10.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

    SECTION 10.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 10.7. EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

    SECTION 10.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, and parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 10.9. DEFINITION OF KNOWLEDGE. For those warranties and representations set forth in Article IV which are subject to the qualification "to EChapman's knowledge," EChapman will be deemed to have knowledge of a matter if (i) Nathan A. Chapman, Jr. has knowledge of the matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of such individual if such individual had conducted a reasonable due diligence review of EChapman's operations and business, including, without limitation, reasonable inquiries to key personnel of EChapman regarding the business and operations of EChapman and a review of, and discussion with key personnel regarding, pertinent books and records of EChapman. For those warranties and representations set forth in Article V which are subject to the qualification "to CCMH's knowledge," CCMH will be deemed to have knowledge of a matter if
(i) Nathan A. Chapman, Jr. has knowledge of the matter, or (ii) such matter has come, or should reasonably be expected to have come, to the attention of any of such individual if such individual had conducted a reasonable due diligence review of CCMH's operations and business, including, without limitation, reasonable inquiries to key personnel of CCMH regarding the business and operations of CCMH and a review of, and discussion with key personnel regarding, pertinent books and records of CCMH.

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
    IN WITNESS WHEREOF, EChapman, Merger Subsidiary and CCMH have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                                       ECHAPMAN.COM, INC.

                                                       By:  /s/ NATHAN A. CHAPMAN, JR.
                                                            -----------------------------------------
                                                            Nathan A. Chapman, Jr.
                                                            CHAIRMAN OF THE BOARD AND PRESIDENT

                                                       CCMH MERGER SUBSIDIARY, INC.

                                                       By:  /s/ NATHAN A. CHAPMAN, JR.
                                                            -----------------------------------------
                                                            Nathan A. Chapman, Jr.
                                                            PRESIDENT

                                                       CHAPMAN CAPITAL MANAGEMENT
                                                       HOLDINGS, INC.

                                                       By:  /s/ NATHAN A. CHAPMAN, JR.
                                                            -----------------------------------------
                                                            Nathan A. Chapman, Jr.
                                                            CHAIRMAN OF THE BOARD AND PRESIDENT




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